Exhibit 10.4

FORM OF

OPERATIONAL SERVICES AGREEMENT

by and among

WESTERN REFINING SOUTHWEST, INC.,

WESTERN REFINING COMPANY, L.P.

and

WESTERN REFINING LOGISTICS, LP

Exhibits
A	Description of Pipelines and Terminals
B	Operating Services
C	Maintenance Services
D	Administrative Services
E	Construction Services
F	Accounting Procedures
G	Dispute Resolution Procedures

OPERATIONAL SERVICES AGREEMENT

This OPERATIONAL SERVICES AGREEMENT is made and entered into as of the [—] day of [—], 2013, by and between WESTERN REFINING LOGISTICS, LP, a Delaware limited partnership (“Partnership”), WESTERN REFINING SOUTHWEST, INC., an Arizona corporation (“WRSW”) and WESTERN REFINING COMPANY, L.P., a Delaware limited partnership (“WRCLP” and, together with WRSW, the “Western Parties”).

W I T N E S S E T H:

WHEREAS, the Partnership Group (as defined below) owns various pipeline and gathering assets and terminalling, transportation and storage assets; and

WHEREAS, certain Partnership Group Members (as defined below) have agreed to provide pipeline and gathering services and terminalling, transportation and storage services to the Western Parties pursuant to the terms of a Pipeline and Gathering Services Agreement, by and among WRCP, WRSW and WNRL Pipeline (as defined below) (the “Pipeline and Gathering Services Agreement”) and a Terminalling, Transportation and Storage Services Agreement, by and among WRCP, WRSW and WNRL Terminals (as defined below) (the “Terminalling, Transportation and Storage Services Agreement”) each entered into on the date hereof;

WHEREAS, the Western Parties have experience and expertise in the maintenance and operation of pipeline and gathering assets and terminalling, transportation and storage assets and can provide or make available to the Partnership Group the personnel, technology, and other resources necessary to maintain and operate such pipeline and gathering assets and terminalling, transportation and storage assets on behalf of the Partnership Group; and

WHEREAS, Partnership and the Western Parties desire that the Western Parties provide and make available to the Partnership Group the personnel, technology, and other resources necessary to maintain and operate such pipeline and gathering assets and terminalling, transportation and storage assets on behalf of the Partnership Group;

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Partnership and the Western Parties, the Partnership and the Western Parties agree as follows:

Article I

Defined Terms

Section 1.01 Defined Terms. The following definitions shall for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Operational Services Agreement:

(a) “Accounting Procedures” has the meaning set forth in Section 3.01 hereof and Exhibit F hereto.

(b) “Administrative Services” has the meaning set forth in Section 2.01(c) hereof.

(c) “Affiliate” means with respect to any Person: (i) any other Person which beneficially owns, directly or indirectly, fifty percent (50%) or more of such Person’s stock or fifty percent (50%) or more of the ownership interest entitled to vote in such Person, or (ii) any other Person as to which fifty percent (50%) or more of the voting stock or fifty percent (50%) or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, either by such Person or by an affiliate of such Person as defined in (i) above. For the purposes of this Agreement, no Partnership Group Member, on the one hand, and any Western Party, on the other hand, are considered Affiliates.

(d) “Agreement” means this Operational Services Agreement, together with all exhibits attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

(e) “Bankruptcy” means, with respect to any Person, that: (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar applicable Law, or has any such petition filed or commenced against it which is not withdrawn or dismissed within thirty (30) Days, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced) or (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets which is not withdrawn or dismissed within thirty (30) Days.

(f) “Business Day” means any Day except for Saturday, Sunday or a legal holiday in the State of Texas.

(g) “Category of Expenditure” means each of the types of capital and expense expenditures, or combinations thereof, for the Services set forth in Section 2.01 hereof and in accordance with the Accounting Procedures set forth in Exhibit F.

(h) “Partnership Change of Control” means Western Refining Inc. ceases to Control the general partner of the Partnership.

(i) “Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual or consequential), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(j) “Claim Notice” has the meaning set forth in Section 6.05 hereof

(k) “Construction Services” has the meaning set forth in Section 2.01(d) hereof.

(l) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(m) “Day” means the period of time commencing at 00:00 hours on one calendar day and running until, but not including, 00:00 hours on the next calendar day, according to El Paso, Texas, local time.

(n) “Dispute Resolution Procedures” has the meaning set forth in Section 13.01 hereof.

(o) “DOT” means the United States Department of Transportation.

(p) “Effective Date” means the date of the closing of the initial public offering of common units representing limited partner interests in Western Refining Logistics, LP.

(q) “Extension Period” has the meaning set forth in Section 8.01 hereof.

(r) “FERC” means the Federal Energy Regulatory Commission.

(s) “Force Majeure” has the meaning set forth in Section 9.02 hereof.

(t) “GAAP” means United States generally accepted accounting principles.

(u) “Indemnified Parties” has the meaning set forth in Section 6.03(b) hereof.

(v) “Initial Term” has the meaning set forth in Section 8.01 hereof.

(w) “Law” means any applicable constitutional provision, statute, act, code, law, regulation ordinance, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration.

(x) “Liability Claim” means any Claim against any Western Party or the Partnership made by an unaffiliated person.

(y) “Maintenance Services” has the meaning set forth in Section 2.01(a) hereof

(z) “Material Default” means: (i) the failure of a Party to pay the other Party any material amount of money payable by that Party, except a failure related to a bona fide business dispute about the amount of such payment or the liability for such payment, not accompanied by a general failure by that Party to pay the amounts it owes under this Agreement, (ii) the general, continuing failure of a Party to perform its material obligations under this Agreement, except when excused by Force Majeure or by some other provision of this Agreement, and except a failure related to a bona fide dispute about any obligation, or (iii) with respect to the Partnership, its failure to approve any budgetary expense or capital project involving any pipeline integrity, compliance or regulatory issue that the Western Parties, in their reasonable judgment, deems necessary or required by any Law.

(aa) “Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to El Paso, Texas, local time.

(bb) “Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to El Paso, Texas, local time.

(cc) “Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement in accordance with Article X hereof, or received from a Person who is not a Party.

(dd) “Omnibus Agreement” shall mean the Omnibus Agreement by and among Western Refining Inc., the Partnership, Western Refining Logistics GP, LLC, WRSW, WRCLP and Western Refining Wholesale, Inc.

(ee) “Operating Services” has the meaning set forth in Section 2.01(b) hereof.

(ff) “Overrun” has the meaning set forth in Section 3.03(b) hereof.

(gg) “Parties” means the Partnership and the Western Parties, collectively.

(hh) “Partnership” has the meaning set forth in the introductory paragraph hereof.

(ii) “Partnership Group” shall mean the Partnership and its Subsidiaries, which, as of the date of this Agreement, are WNRL Terminals and WNRL Pipeline.

(jj) “Partnership Group Member” means any member of the Partnership Group.

(kk) “Partnership Indemnified Parties” has the meaning set forth in Section 6.03(b) hereof.

(ll) “Party” means the Partnership or any Western Party, individually.

(mm) “Period of Secondment” has the meaning set forth in Section 2.03(b) hereof.

(nn) “Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body, and shall include any successor (by merger or otherwise) of such entity.

(oo) “Pipelines” means the crude oil pipelines, refined petroleum products pipelines, gathering assets and related facilities identified in Exhibit A hereto, and any other crude oil pipelines, natural gas pipelines, natural gas liquid pipelines, liquefied petroleum gas pipelines and refined petroleum products pipelines and related facilities that the Western Parties agree to operate on behalf of the Partnership upon reasonable request by the Partnership.

(pp) “Recovery Claim” means any liability or claim which the Partnership has against one or more Persons.

(qq) “Seconded Employees” has the meaning set forth in Section 2.03(b) hereof.

(rr) “Service Provider”, with respect to any Service, means the Western Party providing such Service.

(ss) “Services” means the Maintenance Services, Operating Services, Administrative Services, Construction Services, and the other services included in Section 2.01 hereof, collectively.

(tt) “Subsidiary” means, with respect to any Person, any other Person as to which fifty percent (50%) or more of the voting stock or fifty percent (50%) or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, with respect to such Person.

(uu) “Terminals” means the terminals and related facilities and other storage facilities and tank farms identified in Exhibit A hereto, and any other terminals and related facilities or other storage facilities or tank farms that the Western Parties agree to operate on behalf of the Partnership upon reasonable request by the Partnership.

(vv) “Western Indemnified Parties” has the meaning set forth in Section 6.03(a) hereof.

(ww) “Western Parties” has the meaning set forth in the introduction hereof.

(xx) “WNRL Pipeline” means Western Refining Pipeline, LLC, a Delaware limited liability company.

(yy) “WNRL Terminals” means Western Refining Terminals, LLC, a Delaware limited liability company.

(zz) “WRCLP” has the meaning set forth in the introduction hereof.

(aaa) “WRSW” has the meaning set forth in the introduction hereof.

(bbb) “Year” means a period of three hundred sixty five (365) consecutive Days, commencing on the date hereof, and it shall also include each successive three hundred sixty five (365) Day period; provided, however, that any Year which contains a date of February 29 shall consist of three hundred sixty six (366) Days.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and exhibits shall be deemed references to Articles and Sections of, and exhibits to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any federal, state or local statute, act, code or law shall be deemed also to refer to all rules, regulations and directives promulgated thereunder (and to any successor provision).

Article II

Responsibilities of the Western Parties

Section 2.01 Services to be Provided by the Western Parties. During the term of this Agreement, and subject to the terms and conditions hereof, the Western Parties shall be obligated to provide and make available to the Partnership Group the personnel, technology, and other resources necessary to perform and provide, or cause to be performed and provided, the following Services on behalf of the Partnership Group:

(a) Such services as may be required by the Partnership Group for the day-to-day operation of the Pipelines and Terminals. The Western Parties’ obligations to operate the Pipelines and Terminals shall include the obligation to perform and provide such operating services and activities as are described in Exhibit B (the “Operating Services”).

(b) Such services as may be required by the Partnership Group for the day-to-day routine and emergency maintenance and repair of the Pipelines and Terminals. The Western Parties’ obligation to maintain and repair the Pipelines and Terminals shall include the obligation to perform and provide such maintenance, repair and related services and activities as are described in Exhibit C (the “Maintenance Services”).

(c) Such administrative services as may be required by the Partnership Group in order for it to own the Pipelines and Terminals and conduct its day-to day business and affairs with respect to such Pipelines and Terminals, but excluding any Services (as defined in the Omnibus Agreement) provided to the Partnership Group under the Omnibus Agreement. The Western Parties’ obligation to provide administrative services shall include the obligation to perform and provide such administrative services as are described in Exhibit D (the “Administrative Services”).

(d) Such construction and related services as may be required by the Partnership Group from time to time in connection with the Pipelines and Terminals, consisting of the services described in Exhibit E (the “Construction Services”).

(e) Such other services related to the Pipelines and Terminals as the Parties may agree upon in writing from time to time.

Section 2.02 Manner of Performing/Providing Services. The Services to be performed and provided by the personnel made available pursuant to Section 2.03 by the Western Parties hereunder shall be performed and provided in an efficient and prudent manner with the same degree of diligence and care that the Western Parties would exercise if operating their own property and in all respects in accordance with all applicable Laws relating to the Western

Parties, the Partnership and the Pipelines and Terminals, and the Partnership Group’s ownership and operation thereof. The personnel made available by the Western Parties shall operate the Pipelines and Terminals in a safe, professional and economical manner and, in a timely fashion, shall advise the Partnership of all matters of significance that could affect the safety or economics relating to their operation so that the Partnership can make appropriate decisions with respect thereto. The personnel made available by the Western Parties shall provide such Services in accordance with and subject to the terms of the budget that is submitted by it to and approved by the Partnership pursuant to Section 3.03 hereof.

Section 2.03 Personnel and Secondment.

(a) The Western Parties shall provide, or cause to be provided, to the Partnership the Seconded Employees (as defined in Section 2.03(b) below) and such other Persons (including consultants and professionals, service or other organizations)) as the Western Parties deem necessary or appropriate in order to permit the Western Parties to perform their duties and responsibilities hereunder in an efficient and prudent manner. Subject to the Western Parties’ right to be reimbursed for such expenses in accordance with the Accounting Procedures (as defined in Section 3.01), each Western Party shall pay all expenses incurred by it in connection with the retention of the Seconded Employees and such other Persons, including, but not limited to, compensation, salaries, wages and overhead and administrative expenses, charges to or incurred by such Western Party, and, if applicable, social security taxes, workers compensation insurance, retirement and insurance benefits and other such expenses. Any such Seconded Employees and other Persons retained by any Western Party may be union or non-union employees, and the Western Parties shall have the sole right to negotiate the terms and provisions of any labor or other agreements with the unions to which such employees belong. The Western Parties shall provide, or cause to be provided, all workers who will perform Services.

(b) During the term of this Agreement, the Western Parties shall, from time to time, designate certain of their employees to be seconded to the Partnership to perform duties at the Partnership’s assets or facilities or otherwise work on behalf of the Partnership in accordance with and subject to the terms of this Agreement. Each such employee who the Western Parties second to the Partnership shall, during the time that such employee is seconded to the Partnership under this Agreement (the “Period of Secondment”), be referred to individually herein as a “Seconded Employee” and, collectively, as the “Seconded Employees.” The Western Parties shall maintain a true, complete and accurate list of the Seconded Employees (the “Seconded Employee Schedule”). Seconded Employees may be added to or removed from the Seconded Employee Schedule from time to time by the Western Parties.

(c) The Seconded Employees will remain at all times employees of the Western Parties, but, in addition, during the Period of Secondment they will also be joint employees of the Partnership. For the avoidance of doubt, the Parties acknowledge that the Seconded Employees will, during the Period of Secondment, be called upon to perform services for both the Partnership and the Western Parties. The Western Parties retain the right to terminate the secondment of any Seconded Employee for any reason at any time or to hire or discharge the Seconded Employees with respect to their employment with the Western Parties. The Partnership will have the right to terminate the secondment to it of any Seconded Employee for any reason at any time, upon prior written notice to the Western Parties, but at no time will the Partnership have the right to terminate any Seconded Employee’s employment by the Western Parties. Upon the termination of the secondment of any Seconded Employee, such Seconded Employee will cease performing services for the Partnership.

(d) In the course and scope of performing any Seconded Employee’s job functions for the Partnership, the Seconded Employee will report into the Partnership’s management structure, and will be under the direct management, supervision, direction and control of the Partnership with respect to such Seconded Employee’s day-to-day activities.

(e) Those active employees whose titles in the Seconded Employee Schedule reflect that they serve as supervisors or managers and who are called upon to oversee the work of Seconded Employees working at Partnership assets or facilities or to provide management support on behalf of the Partnership are designated by the Partnership as supervisors to act on the behalf of the Partnership in supervising the Seconded Employees pursuant to Section 2.03(d) above. Any Seconded Employee so designated will be acting on the behalf of the Partnership when supervising the work of the Seconded Employees or when they are otherwise providing management or executive support on behalf of the Partnership.

(f) With respect to the Partnership Group operations in Texas, Service Provider shall obtain workers’ compensation coverage as defined by Texas Labor Code Section 401.011(44) on behalf of both the Western Parties and the Partnership, and the Partnership shall be considered an employer solely for the purposes of Texas Labor Code Section 401.011(18) and Section 408.001. With respect to the Partnership Group operations performed in any jurisdiction other than Texas, the Western Parties shall obtain workers’ compensation coverage as defined and required by Law on behalf of both the Western Parties and such Partnership Group Member, provided that such Partnership Group Member shall be considered an employer solely for the purposes of its status as a dual, joint- or co-employer under the relevant workers’ compensation regime.

(g) The Partnership shall not be a participating employer in any benefit plan of any Western Party. The Western Parties shall remain solely responsible for all obligations and liabilities arising with respect to any benefit plans relating to any Seconded Employees and the Partnership shall not assume any benefit plan or have any obligations or liabilities arising thereunder, in each case except for costs properly chargeable to the Partnership.

Section 2.04 Use of Affiliates. In its performance of the Services hereunder, the Western Parties may, but shall not be obligated to, use the services of their or their Affiliates’ accounting, construction, purchasing, engineering, legal, planning, budgeting, operating, regulatory, and other departments.

Section 2.05 Contracts. Subject to the Agreement of Limited Partnership, as amended and restated from time to time, of the Partnership (the “Partnership Agreement”), each Western Party is authorized to execute, in its name and for the benefit of the Partnership Group, such contracts as may be necessary for such Western Party to carry out its responsibilities under this Agreement; provided, however, that no Western Party shall execute any contract in excess of Five Million Dollars ($5,000,000.00) or that covers a period longer than the term of this Agreement, unless such Western Party obtains the Partnership’s prior written approval.

Section 2.06 Claims.

(a) Any Liability Claim or Recovery Claim, to the extent relating to the operation or maintenance of the Pipelines and Terminals, shall be defended, prosecuted or settled by the Western Parties, subject to the ultimate direction and control of the Partnership.

(b) The costs of handling a Liability Claim or a Recovery Claim, including reasonable costs of legal counsel, together with the amount of any settlement of or judgment rendered on a Liability Claim, including court costs, shall be paid by the Western Parties and shall be reimbursed by the Partnership. Any net amounts received by the Western Parties in settlement of a Recovery Claim or in payment of a judgment on a Recovery Claim shall be paid over to the Partnership.

(c) The Western Parties shall promptly notify the Partnership whenever any Western Party receives actual Notice of any claim against any member of the Partnership Group or any Western Party (in its capacity as Service Provider).

(d) Before making any settlement of any Liability Claim and before filing any lawsuit or making any settlement with respect to any Recovery Claim, the applicable Western Party shall give to the Partnership written Notice of the fact that it desires to file such suit or make such settlement (as the case may be), which Notice shall set forth the nature of the claim and the amount for which such Western Party proposes to sue or settle, and such Western Party shall not file any such suit nor make any such settlement without the approval of the Partnership , it being understood that the applicable Western Party shall have no obligation to disclose any information protected by legal privilege in such Notice.

Section 2.07 The Partnership Property. All property, equipment and material acquired solely on behalf of the Partnership Group by the Western Parties hereunder shall be deemed to be owned by the Partnership Group.

Article III

Financial Accounting and Billing Practices

Section 3.01 Accounting. Each Western Party shall keep a full and complete account of all costs and expenses incurred by it in connection with the performance and provision of the Services hereunder in the manner set forth in Exhibit F hereto (the “Accounting Procedures”).

Section 3.02 Compensation. Each Western Party shall be fully reimbursed by the Partnership for all necessary and reasonable costs, expenses and expenditures incurred by such Western Party on behalf of the Partnership in connection with the provision of the Services at the rates and in the manner set forth in the Accounting Procedures.

Section 3.03 Budgets.

(a) By November 1st of each year, the Western Parties shall prepare and submit to the Partnership for approval a detailed maintenance, operating, and capital budget setting out the amounts the Western Parties propose to expend for such purposes during the next calendar Year, which budget shall, to the extent practicable, provide for a breakdown of expenses and expenditures on a Monthly basis, by Category of Expenditure and by asset as defined by the Western Parties. Upon the Partnership approval of such budget, the Western Parties shall have the authority to award and execute contracts within the expenditure limits set forth in such budget. When expense and capital appropriation requests are not required (such as with annual maintenance contracts), the Western Parties shall have the authority to award and execute such contracts without the additional approval of the Partnership, subject to Section 2.05 of this Agreement.

(b) If it appears at any time after the Western Parties receive a budget approved by the Partnership that the total actual expenditures for any calendar Year will exceed the total annual budgeted amount for such calendar Year, the Western Parties shall notify the Partnership of such expected excess expenditure as part of the normal Monthly billing process. If it subsequently appears that the total actual expenditures for any calendar Year will equal or exceed one hundred and ten percent (110%) of the total annual budgeted amount (“Overrun”), the Western Parties shall submit to the Partnership for approval an amendment to the then-applicable budget, together with an explanation of the reason(s) for the anticipated budget Overrun. As soon as practicable following the last Day of each Month, the Western Parties shall submit to the Partnership a Monthly report comparing actual expenditures for such Month to budgeted operating expenses and capital projects for such Month.

(c) The Partnership shall notify the Western Parties in writing of the approval or disapproval of any proposed budget or amendment thereto in writing within fifteen (15) Days after receipt thereof. In the event the Partnership does not so notify the Western Parties within such time period, or if the Partnership notifies the Western Parties that such budget or amendment has been disapproved, then until the Western Parties receive approval of a proposed budget or amendment: (i) the current approved budget shall remain in effect, and (ii) the Western Parties shall continue to have the authority to make expenditures with regard to items previously approved by the Partnership. If any such proposed budget or amendment is disapproved, the Western Parties shall submit a revised proposed budget or amendment to the Partnership for approval as soon as is reasonably practicable.

(d) The Western Parties shall meet with the Partnership a minimum of four (4) times during each calendar Year, upon request of the Partnership, or more if the Partnership reasonably requests, in order to review the budget and permit the Partnership to monitor the accuracy of the budget for current Year operations.

(e) The Parties agree that the maintenance, operating and capital budget for the remainder of 2013 shall be as presented by the Partnership to the Western Parties no later than the Effective Date.

(f) Except as the Partnership may otherwise direct in writing, the approval by the Partnership of a budget or an amendment to a budget shall constitute the Partnership’s authorization of the Western Parties to incur the expenses contained in such budget or amendment.

Section 3.04 Safety, Environmental and Emergency Expenditures. Notwithstanding any other provision in this Agreement, the Western Parties may incur (and be reimbursed for) any expenditures or take any other actions as any Western Party in its reasonable judgment deems to be immediately necessary: (i) to protect the health and safety of Persons from immediate and present harm; (ii) to safeguard lives or property in connection with the initial response to any emergencies affecting the Pipelines and Terminals; (iii) to protect the environment from immediate and present harm; and (iv) proceed with maintenance or repair work necessary to keep the Pipelines and Terminals operating, or to restore the Pipelines and Terminals to operating conditions; however, it is also understood that every reasonable effort will be made by the Western Parties to notify the Partnership at the earliest possible convenience of such emergencies and expenditures involving same.

Section 3.05 Billing Practices. The Partnership shall pay and the Western Parties shall receive as full and complete compensation for the performance of the Services hereunder, the sum of the amounts becoming due as described in the Accounting Procedures. For Services provided by the Western Parties in any Month, payment by the Partnership shall be made no later than the 21st Day of the immediately following Month, provided that if such Day is not a Business Day, then the Partnership shall pay such amount without interest on the next Business Day. As long as the Western Parties are Affiliates of the Partnership, the Western Parties and the Partnership may settle the Partnership’s financial obligations to the Western Parties through the Western Parties’ normal intercompany settlement processes.

Section 3.06 Records and Audit Rights. The Western Parties shall maintain a true and correct set of records pertaining to all activities relating to their respecitve performance hereunder and all transactions related thereto. The Western Parties further agree to retain all such records for a period of time not less than two (2) Years following the end of the calendar Year in which the applicable Services were performed. The Partnership, or its authorized representative or representatives, shall have the right during any Western Party’s Normal Business Hours to audit, copy and inspect, at the Partnership’s sole cost and expense, any and all records of such Western Party relating to its performance of its obligations hereunder (but not any other books and records of such Western Party). Audits shall not be commenced more than once by the Partnership during each calendar Year and shall be completed within a reasonable time frame not to exceed thirty (30) Days. The Partnership may request information from the Western Parties’ books and records relating to the Western Parties’ obligations hereunder from time to time and such requests shall not constitute an audit for that calendar Year. The Partnership shall have two (2) Years after the end of a calendar Year during which to conduct an audit of any Western Party’s books and records for such calendar Year, and any Claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two (2) Year period.

Article IV

Safety

Section 4.01 Safety Requirements. The Parties agree that the Western Parties will abide by, at a minimum, the safety requirements promulgated by the Western Parties from time to time with respect to the Pipelines and Terminals and in compliance with applicable Laws.

Article V

Relationship of the Parties

Section 5.01 General Principles Regarding Relationship of the Parties. The Parties agree that each Western Party shall provide the applicable Services to the Partnership Group as an independent contractor and not as an agent or representative of any member of the Partnership Group. This Agreement is not intended to and shall not create or otherwise form a partnership or joint venture between the Western Parties and the Partnership.

Section 5.02 Standard of Operational Control. The Parties agree that the Services shall be performed on behalf of and under the absolute direction and control of the Partnership. The Partnership shall have the right to monitor, consult with and give operational instructions to the Western Parties. The Western Parties shall not unreasonably refuse service requests or operational instructions of the Partnership.

Article VI

Liability Standard and Indemnification

Section 6.01 Liability Standard-Western Party to Partnership. Other than as set forth in Section 6.03 the Western Parties shall only be liable to the Partnership Group for gross negligence or willful misconduct in the performance of its obligations hereunder, AND NO WESTERN PARTY NOR ANY OF ITS AFFILIATES, AGENTS OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES SHALL BE LIABLE TO THE PARTNERSHIP OR PERSONS WHO HAVE ACQUIRED INTERESTS IN THE PARTNERSHIP, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 6.02 Responsibility for Affiliates and Agents. The Western Parties may exercise any of the powers granted to them by this Agreement and perform any of the duties imposed upon them hereunder either directly or by or through their respective Affiliates or agents, and the Western Parties shall not be responsible for any misconduct or negligence on the part of any such Affiliate or agent appointed by any Western Party with due care.

Section 6.03 Indemnification; Liability Claims.

(a) Notwithstanding anything else contained in this Agreement, the Partnership shall release, defend, protect, indemnify, and hold harmless each Western Party and every affiliate as such Western Party shall appoint to perform services hereunder and its and their respective directors, stockholders, officers, members, partners, employees, agents, consultants, representatives, successors, transferees and assigns (collectively, the “Western Indemnified Parties”) from and against any and all Liability Claims which are caused by or result in whole or in part from the performance or provision of any of the Services or the failure of the Partnership to perform any of its obligations under this Agreement; PROVIDED THAT THE PARTNERSHIP SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS ANY WESTERN INDEMNIFIED PARTY FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY WESTERN INDEMNIFIED PARTY.

(b) Notwithstanding anything else contained in this Agreement, the Western Parties shall, jointly and severally, release, defend, protect, indemnify, and hold harmless each Partnership Group Member and their respective directors, stockholders, officers, members, partners, employees, agents, consultants, representatives, successor, transferees and assigns (collectively, the “Partnership Indemnified Parties” and, together with the Western Indemnified Parties, the “Indemnified Parties”) from and against any and all Liability Claims which are caused by or result in whole or in part from the failure of the Western Parties to perform any of their obligations hereunder; PROVIDED THAT THE WESTERN PARTIES SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE PARTNERSHIP GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PARTNERSHIP INDEMNIFIED PARTY.

Section 6.04 Consequential Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable to the other Party for consequential, incidental or punitive damages, or for loss of profits or revenues incurred by such Party or any of its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect special damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement. THE PARTIES AGREE THAT THE RESTRICTIONS AND LIMITATIONS ON DAMAGES CONTAINED HEREIN DO NOT DEPRIVE THE PARTIES OF MINIMUM ADEQUATE REMEDIES UNDER TEXAS UCC SECTION 2-719 OR OTHER APPLICABLE LAW.

Section 6.05 Notice of Claims. Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article, such Indemnified Party shall provide Notice to the Partnership or the Western Parties, as applicable (a “Claim Notice”) outlining such Claim and a copy of all papers served with respect thereto (if any). For purposes of this Section, receipt by an Indemnified Party of Notice of any Claim by or from any Person other than a Party to this Agreement which gives rise to a Claim on behalf of such Indemnified Party shall require prompt Notice from the Indemnified Party to the Partnership or the Western Parties, as applicable, of the receipt of such Notice as provided in the first sentence of this Section 6.05; provided, however, that the failure of any Indemnified Party to give timely Notice shall not affect its rights to indemnification hereunder except to the extent that the Partnership or the Western Parties, as applicable, is or are materially prejudiced thereby. Each Claim Notice shall set forth all information regarding the Claim as the Indemnified Party shall then have and shall contain a statement to the extent that the Indemnified Party giving the Notice is making a Claim pursuant to a formal demand for indemnification under this Article VI.

Article VII

Insurance

Section 7.01 Insurance.

(a) The Western Parties shall at all times during the term of this Agreement procure and maintain workers’ compensation insurance or similar insurance, including all such insurance as may be required by all applicable state and federal workers’ compensation Laws and such other Laws as may be applicable to the Services performed under this Agreement. The Western Parties shall at all times during the term of this Agreement cause the Partnership and its subsidiaries each to be an additional named insured on such workers’ compensation or similar insurance policies. Each Western Party shall cause its workers’ compensation and employers liability insurers to waive their rights of subrogation against the Partnership Group.

(b) The Western Parties may elect to self-insure all or any part of the insurance requirements set forth in Section 7.01(a) above to the extent allowed by applicable Law. If the Western Parties elect to self-insure, then the Western Parties shall respond to any insurance claim, with regard to waiving rights of subrogation against the Partnership Group, in the same manner as a commercial market insurance policy that waived subrogation rights against the Partnership Group would have responded to such insurance claim.

Section 7.02 Cost Reimbursement. Insurance as required in Section 7.01 hereof shall be a reimbursable cost pursuant to the Accounting Procedures.

Section 7.03 Required Contractor Coverage. The Western Parties shall require all contractors and subcontractors employed by them in performing and/or providing Services hereunder to procure and maintain: (i) workers’ compensation insurance or similar insurance, including all such insurance as may be required by all applicable state and federal workers’ compensation Laws and such other Laws as may be applicable to the Services provided by such contractors and subcontractors; (ii) employers’ liability insurance; (iii) commercial general liability insurance; and (iv) any other insurance that may be necessary or advisable, in each case, in amounts and with such terms as are reasonable and consistent with industry practice or as may be specified in writing by the Partnership Group, in each case, to the extent applicable, in amounts equal to or greater than those set forth on Schedule 7.03. Further, the Western Parties shall require such contractors and subcontractors to cause their workers’ compensation and employers’ liability insurance insurers to waive their rights of subrogation against the Partnership Group, and to name the Partnership Group as an additional insured under any commercial general liability and or other appropriate insurance policies carried by such contractors and subcontractors.

Article VIII

Term and Termination

Section 8.01 Term. Unless terminated in accordance with Section 8.02, Section 8.03 or Section 8.04 below, this Agreement shall have a ten (10) Year primary term, commencing on the date hereof (the “Initial Term”); provided, however, that the Initial Term may be extended for up to two (2) renewal terms of five (5) Years each (each, an “Extension Period”) upon the mutual agreement in writing of the Parties no less than ninety (90) Days prior to the end of the Initial Term or the then current Extension Period.

Section 8.02 Termination by the Partnership. The Partnership shall have the right to terminate this Agreement immediately upon the Bankruptcy of any Western Party; provided that the Partnership shall deliver to the Western Parties Notice of any such affirmative finding, which shall include a reasonably detailed description of the basis therefor. Any specific Service may be terminated by the Partnership upon thirty (30) days’ prior written notice to the Western Parties.

Section 8.03 Termination by the Western Parties. The Western Parties shall have the right to terminate this Agreement or any Services provided hereunder: (i) immediately upon the Bankruptcy of the Partnership or (ii) on six (6) Months prior Notice upon the occurrence of a Partnership Change of Control. Notwithstanding the foregoing, if the Partnership ceases to Control, directly or indirectly, any member of the Partnership Group, then the Western Parties shall have the right to terminate this Agreement with respect to any Services provided to such Partnership Group Member.

Section 8.04 Right of Termination by Either Party. Any Party may terminate this Agreement upon prior written Notice to the other Party if:

(a) the other Party is in Material Default of any of its obligations under this Agreement; and

(i) the non-defaulting Party gives prior written Notice of such Material Default to the defaulting Party, which Notice shall set forth in reasonable detail the facts and circumstances of such Material Default; and

(ii) the defaulting Party fails to cure the Material Default within twenty (20) Business Days from receipt by the defaulting Party of the written Notice; or

(b) each of the Pipeline and Gathering Services Agreement and the Terminalling, Transportation and Storage Services Agreement are terminated in accordance with their terms.

In addition, any Party may terminate any specific Services provided under this Agreement related to the Pipeline and Gathering Services Agreement or the Terminalling, Transportation and Storage Services Agreement, as applicable, in the event either such agreement is terminated in accordance with its terms.

Section 8.05 Effect of Termination. The termination of this Agreement shall not relieve either Party of its obligations to pay amounts of money due hereunder which accrued prior to such termination. Upon termination, the Western Parties shall promptly make available to the Partnership their books and records relating to the Pipelines and Terminals.

Article IX

Force Majeure

Section 9.01 Force Majeure. If, because of an event of Force Majeure, either Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to make money payments when due, and if such Party gives Notice and reasonably full particulars of such Force Majeure in writing to the other Party within a reasonable time after the occurrence of the cause relied upon, the Party giving such Notice, so far and to the extent that it is affected by such Force Majeure, shall not be liable in damages due to such Party’s failure to carry out its obligations under this Agreement; provided, however, that the cause of the event of Force Majeure shall be remedied with all reasonable dispatch.

Section 9.02 Meaning of “Force Majeure”. As used herein, the term “Force Majeure” shall mean circumstances not reasonably within the control of the Party providing Notice under Section 9.01 and which, by the exercise of due diligence, such Party is unable to prevent or overcome that prevent performance of such Party’s obligations, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, explosions, terrorist acts, accidental disruption of service, breakage, breakdown of machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and similar events.

Section 9.03 Strikes or Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the requirement in Section 9.01 that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

Section 9.04 Performance by the Partnership or Third Parties. If, because of an event of Force Majeure, any Western Party is unable to perform the Services required of it hereunder, the Partnership may perform such Services itself or arrange for such Services to be performed by a third party, but only for the duration of such event of Force Majeure.

Article X

Notices

Section 10.01 Notices. Unless otherwise specifically provided herein, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered; (ii) delivered and confirmed by telecopier or like transmission service; (iii) delivered by a reputable overnight courier delivery service; or (iv) sent by certified United States mail (postage prepaid, return receipt requested), addressed as follows:

If to the Partnership:	Western Refining Logistics, LP
123 W. Mills Ave.
El Paso, TX 79901
Attn: General Counsel

If to WRSW:	Western Refining Southwest, Inc.
123 W. Mills Ave.
El Paso, TX 79901
Attn: General Counsel

If to WRCLP:	Western Refining Company, L.P.
123 W. Mills Ave.
El Paso, TX 79901
Attn: General Counsel

Section 10.02 Effective Date. Any Notice given in the manner set forth in Section 10.01 shall be effective upon actual receipt if received during the recipient’s Normal Business Hours or at the beginning of the recipient’s next Business Day if not received during the recipient’s Normal Business Hours.

Section 10.03 Change of Address Notice. Either Party may change its Notice address by giving notice to the other Party in the manner set forth in Section 10.01; provided, however, that no change of address Notice shall be effective until actually received by the other Party.

Article XI

Applicable Law

Section 11.01 Applicable Law. REGARDLESS OF THE PLACE OF CONTRACTING, PLACE(S) OF PERFORMANCE, OR OTHERWISE, THE PROVISIONS OF THIS AGREEMENT AND ALL AMENDMENTS, MODIFICATIONS, ALTERATIONS OR SUPPLEMENTS HERETO SHALL BE GOVERNED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OR ANY OTHER PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR INTERPRETATION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

Article XII

Confidentiality

Section 12.01 Confidentiality. During the performance of this Agreement, each Party acknowledges that it will receive confidential business and technical information from or regarding the other Party. All information disclosed between the Parties will be deemed confidential, unless expressly designated otherwise at the time of disclosure. The receiving Party agrees not to disclose to any third Person, except as permitted herein, any confidential information it receives from the disclosing Party. The receiving Party agrees that it will not use the confidential information for any purpose other than the performance of this Agreement. The receiving Party may disclose confidential information: (i) when compelled by Law (but the receiving Party must notify the disclosing Party promptly of any request for such information before disclosing it, if practicable); and (ii) only to those employees, advisers, consultants, or representatives of the receiving Party who have a need to know (provided that such Persons are obligated to the receiving Party in a manner consistent with the terms of this Section). This Section will be inoperative as to particular portions of the confidential information if such information (i) is or lawfully becomes available to the public through no fault of the receiving Party; (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party by the disclosing Party; (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party when such source is entitled, to the best of the receiving Party’s knowledge, to make the disclosure to the receiving Party; or (iv) independently developed by or for the receiving Party by Persons who have not had access to the disclosing Party’s confidential information.

Article XIII

Disputes Between the Parties

Section 13.01 Dispute Resolution. Any dispute between the Parties in connection with this Agreement shall be resolved in accordance with the procedures set forth in Exhibit G hereto (the “Dispute Resolution Procedures”); provided, however, that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Houston, Texas, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

Article XIV

Assignability

Section 14.01 Assignability. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of Law or otherwise, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however that each of WRSW and WRCLP may assign its rights and obligations hereunder to an affiliate without the consent of any other Party. Except as provided for herein, nothing in this Agreement is intended to confer any rights, benefits or obligations upon any Person other than the Parties and their respective successors and assigns.

Article XV

Compliance with Laws

Section 15.01 Compliance with Laws. This Agreement is in all respects subject to all Laws. The Parties shall at all times comply with all of these Laws as are applicable to their performance of this Agreement.

Article XVI

Severability

Section 16.01 Severability. If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable, to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Article XVII

Non-Waiver

Section 17.01 Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless so notified by such Party in writing. No waiver by either Party of any default by the other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall be deemed to be a waiver of, or in any manner release such other Party from performance of any other provision, condition, covenant or requirement herein contained, nor be deemed to be a waiver of the same provision, condition, covenant or requirement.

Article XVIII

Entire Agreement; Amendments

Section 18.01 Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to the subject matter hereof and it supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

Section 18.02 Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by the Parties.

Article XIX

Survival

Section 19.01 Survival. Any indemnification granted hereunder by one Party to another Party shall survive the termination of all or any part of this Agreement.

Article XX

Counterparts; Multiple Originals

Section 20.01 Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.

Article XXI

Construction

Section 21.01 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

Article XXII

Article Headings; Exhibits

Section 22.01 Article Headings. The Article Headings used in this Agreement have been inserted only for convenience to facilitate reference and they shall not be determinative in construing the meaning, interpretation or application of any Article or provision hereof

Section 22.02 Exhibits. The exhibits referred to herein are attached hereto and by this reference are incorporated herein and made a part hereof. In the event there is any conflict between this Agreement and an exhibit, the provisions of this Agreement shall be deemed controlling.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers as of the date first set forth above.

WESTERN REFINING SOUTHWEST, INC.

By:
[—]
[—]

WESTERN REFINING COMPANY, L.P.

By:	Western Refining GP, LLC
Its general partner

By:
[—]
[—]

WESTERN REFINING LOGISTICS, LP

By:	Western Refining Logistics GP, LLC
Its general partner

By:
[—]
[—]

Exhibit A

Description of Pipelines and Terminals

Pipelines

•	Main 12-inch Pipeline, a 12-inch crude oil pipeline approximately 20 miles in length which connects the Mason Station crude oil facility to the T Station crude oil facility.

•	West 10-inch Pipeline and CR-285 Crude Oil Station, a 10-inch crude oil pipeline approximately 7 miles in length which extends westward from the T Station crude oil facility.

•	East 10-inch Pipeline and CR-1 Crude Oil Station, a 10-inch crude oil pipeline approximately 12 miles in length which extends eastward from the T Station crude oil facility and includes a two-bay truck loading and unloading location and associated storage.

•	T Station Crude Oil Facility.

•	Mason Station Crude Oil Facility., which includes two 80,000 barrel crude oil storage tanks, a seven-bay truck loading and unloading location and nine automatic custody transfer units.

•	McCamey Crude Oil Station located in Upton County, Texas which includes a four-bay truck rack and crude receipt tanks.

•	Riverbend 4-inch Gathering Pipeline, a four-inch crude oil pipeline approximately 3 miles in length which connects the Riverbend crude oil tanks in Crane County, Texas owned by third parties to the Kinder Morgan Wink pipeline.

•	San Juan 6-inch Pipeline, a six-inch crude oil pipeline approximately 18 miles in length which connects the Bloomfield terminal to the Bisti crude oil station.

•	West 6-inch Pipeline, a six-inch crude oil pipeline approximately 77 miles in length which connects the Bisti crude oil station to Western’s Gallup Refinery.

•	TexNew Mex 16” Pipeline Segment a 16-inch crude oil pipeline segment approximately 43 miles in length which connects the Bisti crude oil station to the Star Lake, New Mexico crude oil station.

•	East 6-inch Pipeline a six-inch crude oil pipeline approximately 105 miles in length which connects the Pettigrew crude oil station to the Star Lake, New Mexico crude oil station and also to the Gallup Refinery operated by WRSW;

•	Wingate 4-inch NGL Pipeline, a four-inch natural gas liquids pipeline approximately 14 miles in length which connects Phillips 66 Company’s NGL plant located in Gallup, New Mexico to the Gallup Refinery operated by WRSW.

•	The Bisti, Star Lake, Lybrook, and Pettigrew Stations, which collectively have (i) 18 crude oil storage and breakout tanks with a total combined capacity of 356,449 barrels; (ii) four truck receipt locations and (iii) one intake connection point with the Navajo Nation Oil and Gas Company Running Horse pipeline.

Terminals

•	El Paso Tank Farm,, including 103 tanks with an aggregate shell storage capacity of approximately 5.1 million barrels, short pipelines that transfer products to and from the El Paso Refinery operated by WRCLP and storage tanks and to terminals or distribution pipelines and a rail loading facility.

•	El Paso Refined Products Terminal, which has a capacity of approximately 45,000 bpd and includes 14 storage tanks with a combined shell storage capacity of 69,881 barrels and a six-bay truck loading rack.

•	Gallup Tank Farm, which includes 58 storage tanks with a combined shell storage capacity of 903,692 barrels and a rail loading facility.

•	Gallup Refined Products Terminal. , which has a capacity of up to approximately 34,000 bpd and includes eight storage tanks with a combined active shell storage capacity of 23,368 barrels and a six-bay truck loading rack.

•	Bloomfield Terminal, which includes 23 storage tanks with combined shell storage capacity of 734,544 barrels.

•	Albuquerque Refined Products Terminal includes a two-bay truck loading rack, nine storage tanks with a combined shell storage capacity of 185,666 barrels, pipeline connections and a rail loading facility .

•	Asphalt Plant and Terminals including an asphalt plant and terminal in El Paso and three stand-alone asphalt terminals in Albuquerque, New Mexico and Phoenix and Tucson, Arizona.

Exhibit B

Operating Services

(a)	Day-to-day routine and emergency supervision of the operation of the Pipelines and Terminals.

(b)	Operations of the Pipelines and Terminals in accordance with prudent industry practice and the directions for product and feedstock movements given by the Partnership, including but not limited to operation of the Pipelines and Terminals’ pump stations and other facilities within such operating parameters and specifications as may be in accordance with sound engineering and operating practices and applicable Laws, operation of the Pipeline meter stations including calibration of measurement and product analysis equipment, operation of booster pumps, providing custody measurement as required by the Partnership and the coordination of product and feedstock movements as directed by the Partnership, in each case, employing such of its own or outside personnel as may be necessary to perform such operations.

(c)	Provision of communications, inspection, surveillance, flow control, corrosion control, and monitoring.

(d)	Establishment of safety, health, environmental, training, emergency response, spill response and other programs in connection with the operation of the Pipelines and Terminals, in each case as may be required by prudent practices or under applicable Laws.

(e)	Preparation and retention of appropriate records and logs as required by applicable Laws and that a prudent provider of operating services would maintain regarding the Pipelines and Terminals, which records and logs shall be made available to the Partnership upon request.

(f)	Monitoring and control services (SCADA) for the Pipelines. The Western Parties shall be responsible for the maintenance of the Pipeline instrument systems required for performance of monitoring and control services, product analysis, and custody transfer measurements in accordance with the Partnership requirements and/or generally accepted industry practices.

(g)	Scheduling services for all products shipped into and delivered out of the Pipelines and Terminals. These scheduling services include consultation with refineries, third-party pipelines, third-party off-line delivery and shipper personnel.

(h)	Coordination of all inventory management activities and assistance in the development and implementation of inventory control policies and guidelines regarding the Pipelines and Terminals.

(i)	Determining net volume received and delivered by utilizing measurement facilities comprised of components of standard make, installed, operated and maintained in accordance with the latest edition of the American Petroleum Institute Manual of Petroleum Measurement Standards and standard industry practices, and reconcile book inventory with actual inventory.

(j)	Payment of damages in accordance with Section 2.06 of the Agreement occurring as a result of, or settlement of, claims made in connection with the Pipelines and Terminals and the Western Parties’ operation, maintenance and repair activities.

(k)	Sufficient on-the-job and outside training to its employees and contractors operating and maintaining the Pipelines and Terminals for the operation of the Pipelines and Terminals in a safe and efficient manner in accordance with the applicable Western Party and governmental rules and regulations and Laws.

(l)	Preparation, filing and renewal, as applicable, of all operating licenses and/or permits as directed by the Partnership.

(m)	Emergency response services, including but not limited to closeing Pipeline valves in connection with a response to any emergency involving the Pipelines.

(n)	Laboratory and analytical services including but not limited to product quality and assurance analysis.

(o)	Additive procurement services and inventory management of additive inventories.

(p)	Security services including but not limited to controlling access to Pipelines and Terminals and negotiation, execution and management of access agreements.

(q)	Such other operating services as the Partnership may request from time to time.

Exhibit C

Maintenance Services

(a)	Day-to-day routine and emergency supervision, administrative liaison and related services required in connection with the maintenance and repair of the Pipelines and Terminals.

(b)	Maintenance and repair of the Pipelines and Terminals including but not limited to Pipeline repairs, Terminal repairs, aerial pipeline patrols, population density counts, right-of-way maintenance (including but not limited to filling of washes, mowing weeds and brush, repairing fences, erection and maintenance of fences, barricades or other suitable protection to protect the Pipelines and associated equipment from damage due to mowers, trucks or other vehicles, flagging and identification of Pipelines in the event of excavation in the vicinity of the Pipelines by the Western Parties or third parties), in each case, within such maintenance/repair parameters and specifications as may be in accordance with sound engineering and maintenance practices and applicable Laws.

(c)	Implementation of a preventative maintenance program for the Pipelines and Terminals, including, without limitation, periodic testing, adjustment and maintenance of the Pipelines and Terminals, meter station and valve inspections and meter proving maintenance, in each case in accordance with prudent maintenance practices and applicable Laws.

(d)	Implementation of a tank maintenance and integrity program for the Pipelines and Terminals, including, without limitation, periodic testing, maintenance, repair and/or replacement in each case in accordance with prudent maintenance practices and applicable Laws.

(e)	Inspection services for monitoring work performed by others in the vicinity of the Pipelines and Terminals.

(f)	Preparation and retention of appropriate records and logs as required by applicable Laws and that a prudent provider of maintenance services would maintain regarding the Pipelines and Terminals, which records and logs shall be made available to the Partnership upon request.

(g)	Reconstruction, reconditioning, overhaul or replacement of the Pipelines and Terminals, as appropriate.

(h)	Establishment of safety, health, environmental, training, emergency response, spill response and other programs in connection with the maintenance and repair of the Pipelines and Terminals, in each case as may be required by prudent maintenance practices or under applicable Laws.

(i)	Technical services for trouble-shooting problems, improving Pipeline and Terminal performance, upgrading the Pipelines and Terminals, repairing the Pipelines and Terminals or meeting regulatory or safety requirements.

(j)	Maintaining compliance with all applicable federal, state and local environmental, health and safety Laws including but not limited to conducting all environmental investigation and remediation activities, as required by federal, state and local environmental Laws and/or prudent business practices.

(k)	Facilitating the acquisition of all materials (including spare parts inventories), equipment, services, supplies and labor necessary for the maintenance and repair of the Pipelines and Terminals.

(l)	Performing all planning, design and engineering functions related to the maintenance and repair of the Pipelines and Terminals including but not limited to selecting and overseeing contractors and material suppliers for such activities.

(m)	Advising the Partnership of major plans or significant changes in the maintenance or repair of the Pipelines and Terminals.

(n)	Preparing excavation plans for Pipeline right-of-way work, and advising the Partnership of any right-of-way work which could threaten the integrity of the Pipelines.

(o)	Such other Pipeline and Terminal maintenance, repair and related services as the Partnership may request from time to time.

Exhibit D

Administrative Services

(a)	As directed by the Partnership, preparation, filing and renewal, as applicable, of tariffs with FERC and/or state agencies.

(b)	As directed by the Partnership, preparation and filing of permits, permit updates, licenses and other documents required by any regulatory body or government agency, federal, state or local, if any, having jurisdiction over the Western Parties, the Partnership or their respective businesses.

(c)	Maintenance of fixed asset records of the Pipelines, Terminals and/or other regulated pipeline systems or terminals that the Western Parties may operate upon request by the Partnership and acceptance by the Western Parties.

(d)	Business development and associated planning and design services including but not limited to services relating to mergers and acquisitions and related expansion.

(e)	Payment and billing services including but not limited to responsibility for arranging billing and/or payment of any fees relating to operation of the Pipelines and Terminals.

(f)	Measurement and yield accounting services.

(g)	Financial analysis services including provision of monthly statements of gains and losses and financial reconciliations.

(h)	Such other administrative services (other than any Services (as defined in the Omnibus Agreement) provided under the Omnibus Agreement) as the Partnership may request from time to time.

Exhibit E

Construction Services

(a)	Construction, reconstruction, reconditioning, overhaul and replacement of Pipelines and Terminals and their related facilities including but not limited to engineering, procurement, construction and project performance testing and services relating thereto.

(b)	Oversight and management services as may be necessary in connection with the activities described in item (a) above, as may be necessary.

(c)	Planning, design and engineering functions related to the activities described in item (a) above, as may be necessary.

(d)	Procurement of all materials, equipment, services, supplies and labor necessary for and related to the activities described in item (a) above.

(e)	Preparation and/or assistance in the preparation of capital project (AFE) documents for approval by the Partnership.

Exhibit F

Accounting Procedures

This Exhibit shall govern the Accounting Procedures with regard to the billing and/or reimbursement of costs incurred by the Western Parties (which, in their capacity providing Services are referred to as a “Service Provider”) in connection with the performance by a Service Provider of the Services pursuant to the Agreement. These Accounting Procedures shall be effective from the date hereof until replaced or modified by mutual agreement of the Parties.

1. General Provisions

(a)	Statements and Billings. Service Provider shall record the Partnership’s financial transactions resulting from this Agreement in Service Provider’s financial system and allow the Partnership to access its records in that system.

(b)	Payments by the Partnership. The Partnership shall pay all charges from Service Provider in accordance with Section 3.05 of the Agreement.

(c)	Adjustments. Except as otherwise provided in the Agreement, the actual payment of any such bills shall not prejudice the right of the Partnership to protest or question the correctness or appropriateness thereof; provided, however, that all bills and statements rendered to the Partnership during any calendar Year shall conclusively be presumed to be true and correct after twenty-four (24) Months following the end of any such calendar Year, unless prior to the end of said twenty-four (24) Month period the Partnership takes written exception thereto and makes a claim against Service Provider for adjustment.

(d)	Financial Records. Service Provider shall maintain accurate books and records in accordance with GAAP and shall provide such other information as required by FERC or any other regulatory body or government agency, both federal and state, if any, having jurisdiction over Service Provider, the Partnership, or their respective businesses.

(e)	Omnibus Agreement. It is the intent of the Parties that any Services billed to the Partnership Group under the Omnibus Agreement or the Partnership Agreement shall not also be billed under this Agreement.

2. Service Provider Personnel Costs. The Service Provider shall bill the Partnership for all costs associated with its personnel performing services pursuant to this agreement on an allocation methodology reasonably determined by the Service Provider. This methodology will be determined by the Service Provider on an annual basis following the approval of the Operating Budget by the Partnership but no later than December 31 of the year preceding the year services are to be provided.

3. Direct Costs. Reimbursement of Service Provider shall include, but shall not be limited to, the right to reimbursement for the following Direct Costs, subject to Section 6.03 of the Agreement:

(a)	Plant, Property and Equipment. The cost of plant, property and equipment purchased, leased or rented from suppliers and vendors expressly for the purpose of providing Services to the Partnership under the Agreement.

(b)	Materials, Supplies, Tools and Miscellaneous Equipment. Any materials, supplies, tools and miscellaneous equipment purchased or furnished by Service Provider for the benefit of the Partnership shall be priced at cost. For equipment or materials that are transported to a location by Service Provider for the benefit of the Partnership, any costs or expenses incurred by Service Provider in connection therewith shall be reimbursed at cost. Service Provider shall make reasonable efforts to ensure costs for such materials, supplies, tools and miscellaneous equipment are compatible with industry norms.

(c)	Reimbursable Expenses of Employees. Service Provider shall bill the Partnership for reasonable personal expenses of its (or its Affiliates’) employees providing services pursuant to this Agreement. Such reasonable personal expense shall include out-of-pocket expenditures incurred by employees in the performance of their duties on behalf of the Partnership and which were reimbursed under the terms of Service Provider’s official policy governing reimbursable employee expenses.

(d)	Autos, Trucks and Heavy Mobile Work Equipment. All automotive, truck and other mobile equipment shall be charged on a direct charge basis that is consistent with Service Providers practices in charging such costs to its own facilities. When a driver or operator is furnished with any such equipment, the rental rate of such equipment shall not include wages and expenses of the driver or operator if they will be charged separately.

(e)	Permits, Licenses and Bond. Cost of permits, licenses and bond premiums necessary to perform and provide Services for the Pipelines and Terminals.

(f)	Outside Services. The cost of outside services and expertise, including but not limited to engineering, fees from consultants, provided that the outside services rendered were for the benefit of the Partnership under the Agreement. Service Provider shall make reasonable efforts to ensure costs for such services are competitive with industry norms.

(g)	Insurance. Workers’ compensation insurance premiums paid or allocated as respects Service Provider’s employees performing Services under this Agreement, not to exceed state manual rates for such insurance on a guaranteed cost basis and charged as an amount per $100 of payroll.

(h)	Utilities, Communication and Power. All costs including allocated costs incurred by Service Provider on behalf of the Partnership for utility, communication and power services, plus fuel costs.

(i)	Maintenance and Repair. All costs including allocated costs incurred to maintain the Pipelines and Terminals and related facilities, periodically inspect the Pipelines and

Terminals for damages or other conditions that could affect the safe, efficient and economical operation of the Pipelines and Terminals, and perform such repairs to the Pipelines and Terminals as may be required.

(j)	Legal Expenses and Claims. (i) All net costs and expenses for handling, investigating and settling litigation or Claims arising by reason of the provision of the Services, or necessary to protect or recover any of the Partnership’s property, including, but not limited to, attorneys fees, court costs, cost of investigation or procuring evidence and any judgments paid or amounts paid in settlement or satisfaction of any such litigation or claims.

(k)	Damages and Losses to Pipelines and Terminals. To the extent not covered by insurance or otherwise recovered by unaffiliated parties, all costs or expenses necessary for the repair or replacement of the Pipelines and Terminals made necessary because of damages or losses incurred by fire, floods, earthquake, storm, theft, chemicals spills, accident, or other cause, except those costs or expenses which Service Provider is liable for pursuant to Article VI of the Agreement to which this Exhibit is attached. Service Provider shall furnish the Partnership Notice of damages or losses incurred as soon as practicable after a report thereof has been received.

(l)	Right-of-Way Costs. The costs of rights-of-way and land purchases, damages and appraisals, and legal, regulatory and permit fees specifically related thereto.

(m)	Taxes. All Taxes of every kind and nature assessed or levied upon or incurred in connection with the Pipelines and Terminals that have been paid by Service Provider for the benefit of the Partnership, including any charges or penalties for late payment thereof to the extent caused or contributed to by the Partnership, provided such late charge or fee did not arise from Service Provider’s gross negligence of willful misconduct in the filing and payment of the appropriate Tax.

(n)	Regulatory Costs. The cost of complying with mandated regulatory programs, including, but not limited to, DOT operator qualification training.

(o)	Other Expenditures. Any other expenditure not covered or dealt with in the foregoing provisions, and that is incurred by Service Provider in the necessary and proper conduct of the Services, and that may be captured and billed to the Partnership on a Direct Cost basis.

Exhibit G

Dispute Resolution Procedures

1. Disputes. The Parties agree that if a dispute arises which is not capable of immediate commercial resolution between the Parties, it is in the best interests of the Parties for such dispute to be resolved in the shortest time and with the lowest cost of resolution practicable. Consequently, the Parties agree to attempt to resolve any dispute without resort to the courts utilizing the following procedures:

(a)	The Party believing a dispute to exist will give the other Parties prompt written notice thereof (the “Dispute Notice”), setting forth in reasonable detail the facts alleged to give rise to such dispute, any relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such Party believes the dispute should be resolved.

(b)	Within fifteen (15) days after receipt of any Dispute Notice, the Party against whom relief is sought in connection with such Dispute Notice shall deliver a written response (the “Dispute Response”), setting forth in reasonable detail its views of the facts alleged to give rise to such Dispute, any relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such Party believes the dispute should be resolved.

(c)	If the Parties do not agree on the manner in which the dispute should be resolved, they shall arrange to hold a meeting (a “Dispute Meeting”) within fifteen (15) days after delivery of the Dispute Response. Each Party shall have in attendance at such Dispute Meeting a representative with the authority to resolve such Dispute. At the Dispute Meeting (and any adjournments thereof), the Parties shall negotiate in an attempt to agree as to whether a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. Any resolution of the dispute shall be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each Party. If no such resolution is reached within thirty (30) days after the initial Dispute Meeting (the “Dispute Negotiation Period”), the Parties may pursue the commencement of proceedings with respect to such dispute pursuant to Sections 2 or 3 below, as applicable.

2. Resolution of Disputes in Excess of $1,000,000.

(a)	If any dispute between the Parties arising out of, or in connection with, this Contract involving an amount at issue in excess of $1,000,000 (“Material Dispute”) is unresolved after the Dispute Negotiation Period, then such Material Claim may be submitted to the exclusive jurisdiction of the state or federal court of competent jurisdiction sitting in Houston, Harris County, Texas. Any counterclaim arising out of, or in connection with, the Material Dispute shall be brought in the same proceeding.

(b)	Each Party submits to the jurisdiction of the state or federal court of competent jurisdiction sitting in Houston, Harris County, Texas. Each Party waives, to the fullest extent permitted by applicable law, any objection to venue in the state or federal court of competent jurisdiction sitting in Houston, Harris County, Texas or to or any claim of inconvenient forum of such court or of sovereign immunity with respect to Material Disputes. Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceeding relating to this Agreement. Each Party agrees not to arbitrate any Material Disputes arising out of, or in connection with, the Agreement. Neither Party shall be precluded from pursuing arrest, attachment, and/or other conservatory, interlocutory, or interim actions in relation to the Contract in any court of competent jurisdiction. The prevailing Party in any lawsuit shall be entitled to an award of reasonable attorney fees.

(c)	Each Party agrees to the service of any court process by registered or certified U.S. mail (return receipt requested) or by express mail courier delivered to the Party pursuant to the notice provision of this Agreement, In addition, each Party agrees that any other method of service allowed by applicable law may be used. All process and any accompanying complaint or other pleadings shall be in the English language and do not require officialization.

3. Resolution of Disputes Equal to or Below $1,000,000.

(a)	If any dispute between the Parties involving an amount at issue which is less than or equal to $1,000,000 (“Non-Material Dispute”) is unresolved by the end of the Dispute Negotiation Period, the Parties agree that any such Non-Material Dispute shall be determined by confidential, binding, neutral arbitration as provided by the federal arbitration act and Texas substantive Law to be conducted in accordance with the JAMS Streamlined Arbitration Rules and Procedures by a single neutral arbitrator. The Parties agree that the arbitrator shall be a retired United States federal district judge, and in the event that no United States federal district judge is available, a retired judge. The Parties are giving up any rights each might possess to discovery and appeal of such Non-Material Disputes and to have such Non-Material Disputes litigated in a court or by jury trial. The agreement to this provision is voluntary.

(b)	Unless the Parties agree otherwise, and except as hereinafter provided, the place of arbitration shall be Houston, Texas. The arbitrators shall issue a reasoned written decision and award which shall not exceed $1,000,000 exclusive of any interest, costs or any other amounts. The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

(c)	The Parties shall bear equally the fees and expenses of the arbitration, unless the arbitrators decide otherwise. Each Party shall bear the costs of its own counsel, witnesses (if any) and employees, unless the arbitrators decide otherwise.

(d)

If the Parties are unable to agree upon a single arbitrator for a Non-Material Dispute within twenty (20) days of the date on which the Dispute Negotiation Period ends, each Party shall select an arbitrator within twenty-five (25) days of the date on which the Dispute Negotiation Period ends. If a Party fails to select an arbitrator within such period, the Houston, Texas office of JAMS shall appoint an arbitrator for such Party. The two individuals so selected shall select a third individual who shall serve as the arbitrator of the Non-Material Dispute. The arbitrator shall be selected no later than forty-five (45) days after the date on which the Dispute Negotiation Period ends, and, if possible, shall be experienced in legal and operational matters related to the industry of the Parties.

(e)	The decision rendered by the arbitrator shall be considered the final and binding resolution of the Non-Material Dispute and will not be subject to appeal. No Party shall sue the other except for enforcement of the arbitrator’s decision if the other Party is not performing in accordance with the arbitrator’s decision.

4. General Provisions.

(a)	The obligations of the Parties under this Exhibit G shall survive the expiration or termination of this Agreement.

(b)	All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.